Exhibit 99.1

Erie Indemnity Company Reports Fourth Quarter and Full Year 2008 Results

Erie, Pa., February 26, 2009 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the fourth quarter and year end 2008.

Key points for the fourth quarter 2008:

•	Net loss per share-diluted was $0.12 per share in the fourth quarter 2008, compared to net income per share-diluted of $0.55 per share in the fourth quarter of 2007. This was driven by net realized losses on investments of $0.41 per share, after tax, resulting primarily from the continuing turmoil in the financial markets experienced in the fourth quarter 2008.

•	Net realized losses including impairments on fixed maturities and preferred stock were $0.18 per share, after tax, and net realized and unrealized losses on common stock measured at fair value were $0.23 per share, after tax.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) decreased to $0.29 per share in the fourth quarter of 2008, from $0.69 per share for the same period one year ago.

•	Equity in losses of Erie Family Life Insurance Company (EFL) was $0.07 per share in the fourth quarter of 2008 compared to breaking even in the fourth quarter of 2007. EFL’s 2008 loss was primarily driven by impairment charges on investments.

•	Losses from limited partnerships were $0.18 per share, after tax, for the fourth quarter of 2008 compared to earnings of $0.14 per share, after tax, from the fourth quarter 2007. Losses in the fourth quarter of 2008 were driven by fair value depreciation resulting from current market conditions.

•	Gross margins decreased to 12.1 percent in the fourth quarter of 2008 compared to 15.5 percent in the fourth quarter of 2007 driven by higher personnel costs and other operating costs for various information technology initiatives.

•	The GAAP combined ratio was 89.0 in the fourth quarter of 2008, compared to 90.5 in the fourth quarter of 2007.

Key points for the full-year 2008:

•	Net income per share-diluted decreased to $1.19 per share in 2008, compared to $3.43 per share in 2007. This was driven by net realized losses on investments of $1.27 per share, after tax, as a result of the turmoil in the financial market, particularly in the third and fourth quarters of 2008.

•	Net realized losses including impairments on fixed maturities and preferred stock were $0.84 per share, after tax, and net realized and unrealized losses on common stock were $0.43 per share, after tax.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) decreased 29.3 percent to $2.46 in 2008, compared to $3.48 in 2007.

•	Equity in losses of EFL was $0.23 per share in 2008 compared to earnings of $0.05 per share in 2007. EFL’s 2008 loss was primarily driven by impairment charges recognized on investments.

•	Earnings from limited partnerships decreased to $0.06 per share, after tax, from $0.62 per share, after tax, from 2007 due to the continuing difficulties in the financial markets.

•	Management fee revenue increased 0.3 percent to $949.8 million in 2008, from $947.0 million for the same period one year ago. Gross margins from management operations decreased slightly to 17.6 percent in 2008 from 18.1 percent in 2007.

•	The GAAP combined ratio of the insurance underwriting operations increased to 93.6 in 2008 from 88.1 in 2007 driven by higher catastrophe losses and less favorable development of prior accident year loss reserves in 2008 compared to 2007.

“Despite the impact of unprecedented investment market volatility, ERIE’s financial position remains strong,” said Terrence W. Cavanaugh, president and chief executive officer. “Our core operations continue to perform well. Policies in force reached new heights in our Property and Casualty Group with over 4 million PIF by year end. Policy volume contributed to a slight increase in 2008 direct written premium and consequently an increase in management fee revenue at the Indemnity Company. The Company also achieved an underwriting profit for the 4th quarter and full year 2008.

“In 2009, we will meet the challenge of ongoing economic instability by continuing to focus resources on our core operations and by closely managing cash flow and balance sheet liquidity.”

Details of fourth quarter 2008 results — Segment Basis:

Management operations

Management fee revenue was flat for the fourth quarter of 2008 compared to the fourth quarter of 2007. The management fee rate was set by the Company’s Board of Directors at its maximum level of 25 percent for both 2008 and 2007. Direct written premiums of the Property and Casualty Group, upon which the management fee is calculated, increased 0.6 percent in the fourth quarter of 2008, compared to the fourth quarter of 2007. Reductions in average premium were offset by increases in policies in force. The Property and Casualty Group has been implementing rate reductions to be more price competitive, which resulted in a $4.8 million decrease in direct written premiums during the fourth quarter of 2008.

Policies in force grew 2.9 percent to over 4.0 million at December 31, 2008. Growth in policies in force is the result of continuing improvements in policyholder retention and increases in new policies sold. The policy retention ratio improved to 90.6 percent at December 31, 2008, compared to 90.2 percent at December 31, 2007, and 89.5 percent at December 31, 2006.

The cost of management operations increased 4.7 percent to $198.1 million in the fourth quarter of 2008, from $189.2 million for the same period in 2007. Commission costs, the largest component of the cost of management operations, decreased to $132.1 million, or 0.5 percent, in the fourth quarter 2008 from $132.8 million in the fourth quarter of 2007. Estimates for agent bonuses decreased $3.6 million in the fourth quarter of 2008, offset by increases in normal and accelerated rate commissions to agents of $2.1 million and the private passenger auto bonus of $1.9 million.

Fourth quarter cost of management operations, excluding commission costs, increased 17.1 percent to $66.0 million from $56.4 million. The fourth quarter of 2007 was influenced by an adjustment of $5.2 million for intercompany expense allocations which decreased the cost of management operations of the Company. Excluding the fourth quarter 2007 adjustment, non-commission expenses would have increased 7.2 percent. Of this amount, $3.0 million was personnel related and $2.2 million was related to all other operating costs.

Sales and policy issuance costs increased $3.9 million in the fourth quarter of 2008 due to increased spending on agent marketing and advertising programs. All other operating costs increased $3.2 million, primarily due to contract labor costs and software costs related to various information technology initiatives.

Insurance underwriting operations

The Company’s insurance underwriting operations generated gains of $5.7 million and $4.9 million in the fourth quarters of 2008 and 2007, respectively. The Property and Casualty Group’s adjusted statutory combined ratio was 89.1 in the fourth quarter of 2008 compared to 89.9 for the same period in 2007.

•	Development of prior accident year loss reserves, excluding salvage and subrogation recoveries, improved the loss ratio by 3.4 points in the fourth quarter 2008, while adverse development in the fourth quarter of 2007 contributed 1.2 points.

•	Catastrophe losses contributed 0.8 points and 0.9 points to the GAAP combined ratio in the fourth quarter of 2008 and 2007, respectively.

The Property and Casualty Group reduced reserves in the fourth quarter of 2008 on prior accident years as a result of improvements in frequency trends and slight improvements in severity trends on automobile bodily injury and on uninsured/underinsured motorist bodily injury. The adverse development in the fourth quarter of 2007 resulted from a change in mortality assumptions used to estimate the pre-1986 automobile catastrophic injury liability reserves.

Investment operations

Losses from investment operations were $40.3 million for the fourth quarter of 2008, compared to net revenue of $12.4 million for the fourth quarter of 2007 driven by the upheaval in the financial markets. Net realized losses on investments were $32.8 million in the fourth quarter of 2008 compared to $12.7 million in 2007. Net realized losses including impairments on bonds and preferred stock totaled $14.5 million during the fourth quarter of 2008. Net realized and unrealized losses on common stock were $18.3 million in the fourth quarter of 2008.

Equity in losses of limited partnerships totaled $14.6 million in the fourth quarter of 2008 compared to earnings of $12.8 million in the fourth quarter of 2007 due to current financial market conditions.

Net investment income, which includes primarily interest and dividends on the Company’s bonds and stocks, decreased by 13.3 percent to $10.8 million for the quarter ended December 31, 2008, from $12.5 million for the same period in 2007 due to lower invested asset balances as a result of the Company’s continued share repurchase activity. In the fourth quarter of 2008, the Company repurchased 93,620 shares of its outstanding Class A common stock in conjunction with its stock repurchase plan at a total cost of $3.4 million, or $35.88 per share.

Equity in losses of EFL was $3.7 million in the fourth quarter of 2008 compared to $0.2 million in the fourth quarter of 2007, primarily due to impairment charges recognized on investments. EFL has a significant deferred tax asset valuation allowance at December 31, 2008 related to these impairment charges.

Details of 2008 year-end results — Segment Basis:

Management operations

Management fee revenue increased 0.3 percent as direct written premiums of the Property and Casualty Group increased 0.4 percent in 2008 compared to 2007. The management fee rate was set at 25 percent, the maximum rate, for both 2008 and 2007. The management fee rate was once again set at the maximum level of 25 percent for 2009 by the Company’s Board of Directors.

Direct written premiums of the Property and Casualty Group were positively impacted by an increase in policies in force of 2.9 percent, offset by the impact of rate reductions taken in 2008 and 2007. New business policies in force grew 3.1 percent in 2008 and renewal business policies in force grew 2.9 percent in 2008. The Company added 156 new agencies in 2008, and expects another 127 new agency appointments in 2009. The policy retention ratio improved to 90.6 percent at December 31, 2008, compared to 90.2 percent in 2007, and 89.5 percent in 2006.

The Property and Casualty Group has been implementing rate reductions to be more price-competitive which resulted in a net decrease in written premiums of $30.3 million. Rate actions planned or taken for 2009 could increase direct written premiums by approximately $36 million in 2009.

The cost of management operations increased 1.2 percent to $809.5 million in 2008, from $799.6 million for the year ended 2007. Commission costs, the largest component of the cost of management operations, decreased 0.6 percent to $554.0 million in 2008, driven by a decrease in the estimate for agent bonuses of $14.6 million. Offsetting this decrease were increases in normal and accelerated rate commissions of $6.8 million and increases in promotional incentives and the private passenger auto bonus of $5.1 million.

Personnel costs increased 3.8 percent, or $5.3 million, in 2008. Salaries and wages increased $4.7 million in 2008 due to higher average pay rates. Executive severance costs totaled $2.9 million in 2008 and $3.3 million in 2007. Management incentive plan expense increased $2.7 million due to additional participants in the plans in 2008. Also, management performance under the plans improved relative to plan targets resulting in higher bonuses under the plans. Employee benefit costs, which are included in personnel costs, decreased $2.7 million in 2008 primarily due to investment losses on compensation plan balances of participating executives.

Sales and policy issuance costs increased $6.1 million in 2008 driven by an increase in agent marketing and advertising program expense. All other operating costs increased 3.1 percent driven by $5.2 million of consulting fees, primarily contract labor costs, and $2.8 million of hardware and software costs related to various information technology initiatives. In 2007, all other operating costs included a charge of $4.3 million for a judgment against us.

Insurance underwriting operations

The insurance underwriting operations generated gains of $13.3 million for 2008, compared to $24.7 million in 2007.

•	Catastrophe losses, a majority of which related to Hurricane Ike in 2008, contributed 3.4 points, or $7.0 million, to the GAAP combined ratio, compared to 1.7 points, or $3.6 million, in 2007.

•	Development of prior accident year loss reserves, excluding salvage and subrogation recoveries, improved the GAAP combined ratio by 3.2 points in 2008, compared to 5.3 points in 2007.

•	The underlying non-catastrophe accident year combined ratio increased to 93.4 in 2008, compared to 91.7 in 2007, as a result of slightly decreasing average premiums and increased loss costs.

The Company’s 5.5 percent share of the Property and Casualty Group’s favorable development of prior accident year losses, after removing the effects of salvage and subrogation recoveries, was $6.7 million in 2008 and $11.0 million in 2007. The favorable development of prior accident year losses in 2008 and 2007 was a result of improvements in frequency and severity trends on automobile bodily injury and on uninsured/underinsured motorist bodily injury.

Investment operations

Net losses from investment operations totaled $77.8 million in 2008, compared to net gains of $110.5 million for 2007.

Net investment income decreased 16.4 percent to $44.2 million for 2008, from $52.8 million for 2007, as the Company continued to repurchase shares of its common stock. In 2008, 2.1 million shares were repurchased at a total cost of $102.0 million. At December 31, 2008, approximately $89.9 million of outstanding repurchase authority remains under the repurchase program that runs through June 30, 2009.

For the year ended December 31, 2008, the Company had net realized losses on investments of $113.0 million, compared to $5.2 million for 2007. Total impairment charges in 2008 for fixed maturities and preferred stock were $69.5 million primarily on investments in the banking and finance industries. Valuation losses on common equity securities of $21.7 million were reported through earnings in 2008 as realized capital losses on investments as these securities are measured at fair value. Net realized losses on common stock for 2008 were $16.9 million. Included in the 2007 realized losses on investments were impairment charges of $22.5 million related to fixed maturities and equity securities offset somewhat by gains on common stock sales of $14.3 million.

Effective October 2008, we terminated our securities lending program and are in the process of unwinding the current securities on loan, which is expected to be complete in 2009. Loaned securities included as part of our invested assets had a fair value of $17.5 million at December 31, 2008 and $29.4 million at December 31, 2007.

Equity in earnings of limited partnership investments decreased to $5.7 million, compared to $59.7 million in 2007, as a result of fair value depreciation caused by the current financial market conditions.

Equity in losses of EFL was $14.6 million in 2008, compared to earnings of $3.1 million in 2007, primarily due to investment impairment charges. EFL recorded impairment charges of $83.5 million and $11.1 million in 2008 and 2007, respectively. A valuation allowance of $39.6 million has been recorded by EFL as of December 31, 2008 related to these impairments where the deferred tax asset is not expected to be realized.

In December, the Company’s Board of Directors increased the regular quarterly dividend from $0.44 to $0.45 on each Class A share and from $66.00 to $67.50 on each Class B share. This is the 75th consecutive year the Company has paid dividends.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.0 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 488 on the FORTUNE 500.

 Most recently, Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience.” This award recognizes the top rankings in J.D. Power’s 2008 Insurance New Buyer Study, which assesses customers’ experience in purchasing a new auto insurance policy.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volumes, and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following: factors affecting the property/casualty and life insurance industries generally, including price competition, legislative and regulatory developments, government regulation of the insurance industry including approval of rate increases, the size, frequency and severity of claims, natural disasters, exposure to environmental claims, fluctuations in interest rates, inflation and general business conditions; the geographic concentration of our business as a result of being a regional company; the accuracy of our pricing and loss reserving methodologies; changes in driving habits; our ability to maintain our business operations including our information technology system; our dependence on the independent agency system; the quality and liquidity of our investment portfolio; our dependence on our relationship with Erie Insurance Exchange; and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. A forward-looking statement speaks only as of the date on which it is made and reflects the Company’s analysis only as of that date. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

***